SilverArc Capital Management, LLC 13G

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock of Mersana Therapeutics, Inc., dated as of February 14, 2024, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

February 14, 2024
Date

/s/ Devesh S. Gandhi
Devesh S. Gandhi, as Sole Member of SilverArc Capital Management, LLC

/s/ Devesh S. Gandhi
Devesh S. Gandhi